Exhibit 16.1

March 25, 2011

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4 of Edgen Murray II, LP’s Form 8-K dated March 21, 2011, and have the following comments:

1. We agree with the statements made in paragraphs 1-3 and 5.

2. We have no basis on which to agree or disagree with the statements made in paragraph 4.

Yours truly,

/s/ DELOITTE & TOUCHE LLP

New Orleans, Louisiana